Exhibit 10 (i)

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                                                                July 1, 2005
John M. Liftin
The Bank of New York
One Wall Street
New York, New York  10286


Dear Mr. Liftin:

            The Bank of New York Company, Inc., a New York corporation (the "Company"), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that such possibility, and the uncertainty and questions which it may raise among management of the Company and its principal subsidiary, The Bank of New York (the "Bank"), may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of management of the Company and the Bank to their

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assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company. In particular, the Board believes it important, should the Company or its shareholders receive a proposal for transfer of control of the Company, that you be able to assess and advise the Board whether such proposal would be in the best interests of the Company and its shareholders and to take such other action regarding such proposal as the Board might determine to be appropriate, without being influenced by the uncertainties of your own situation.

            In order to induce you to remain in the employ of the Company, this letter agreement sets forth the severance benefits which the Company agrees will be provided to you in the event your employment with the Company or the Bank is terminated subsequent to a "change in control" of the Company under the circumstances described below.

            1.	Agreement to Provide Services; Right to Terminate.
            (i)	Except as otherwise provided in paragraph (ii) below,
the Company, the Bank or you may terminate your employment at any time, subject to the Company's providing the benefits hereinafter specified in accordance with the terms hereof.

            (ii) In the event a tender offer or exchange offer is made by a Person (as hereinafter defined) for more than 25% of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors ("Voting Securities"), including shares of the common stock of the Company, you agree that you will not leave the employ of the Company or the Bank (other than as a result of Disability or upon Retirement, as such terms are hereinafter defined) and will render the services contemplated in the recitals to this Agreement until such tender offer or exchange offer has been abandoned or terminated or a change in control of the Company, as defined in Section 3 hereof, has occurred. For purposes of this Agreement, the term "Person" shall mean and include any individual, corporation, partnership, group, association or other "person", as such term is used in Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company, the Bank, any other subsidiary of the Company or any employee benefit plan(s) sponsored by the Company, the Bank or any other subsidiary of the Company.

            2.	Term of Agreement.  This Agreement shall commence
on the date hereof and shall continue in effect until December 31, 2005; provided, however, that commencing on January 1, 2006 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1st date, the Company or you shall have given notice that this Agreement shall not be

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extended; and provided, further, that, notwithstanding the delivery of any such notice, this Agreement shall continue in effect for a period of twenty-four (24) months after a change in control of the Company, as defined in
Section 3 hereof, if such change in control shall have occurred during the term of this Agreement, as it may be extended by the first proviso set forth above. Notwithstanding anything in this Section 2 to the contrary, this Agreement shall terminate if you or the Company or the Bank terminate your employment prior to a change in control of the Company.

            3.	Change in Control.  For purposes of this Agreement, a
"change in control" of the Company shall be deemed to occur if (A) any "person" (as such term is defined in Section 3(a)(9) and as used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), excluding the Company or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportion as their ownership of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities ("Voting Securities"); provided, however, that the event described in this clause (A) shall not be deemed to be a change in control if (x) it involves the acquisition of the Company's Voting Securities from the Company in connection with the acquisition by the Company of a business or operations of or controlled by such person, (y) a majority of the Incumbent Directors (as defined below) approve a resolution providing expressly that such acquisition does not constitute a change in control under this Section 3 and (z) such person does not become the beneficial owner of 35% or more of the Company's Voting Securities; or (B)during any period of not more than two years, individuals who constitute the Board as of the beginning of the period (the "Incumbent Directors") and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (A) or (C) of this sentence) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board, either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination (each such new director shall also be deemed to be an Incumbent Director) cease for any reason to constitute a majority of the Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors, as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board or as a result of an actual or threatened acquisition of 25% or more of the Company's Voting Securities shall be deemed to be an Incumbent Director; or (C) there occurs

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the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company's shareholders, whether for such transaction or the issuance of securities in the transaction (a "Business Combination"), unless immediately following such Business
Combination: (i) at least 60% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 95% or more of the voting securities eligible to elect directors of the Surviving Corporation (the "Parent Corporation"), is represented by the Company's Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Company's Voting Securities among the holders thereof immediately prior to the Business Combination and (ii) after giving effect to the Business Combination, at least
(I) a majority of the members of the board of directors of the Surviving Corporation and of any corporation that owns 25% or more but less than 50% of the Voting Securities of the Surviving Corporation or (II) a majority of the members of the board of directors of any corporation that owns at least 50% of the Voting Securities of the Surviving Corporation, were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination; or (D) the shareholders of the Company approve a plan of complete liquidation of the Company; or (E) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets.

            4.	Termination Following Change in Control.  If any of the events described in Section 3 hereof constituting a change in control of the Company shall have occurred, you shall be entitled to the benefits provided in Section 5 hereof upon the termination of your employment with the Company or the Bank within twenty-four (24) months after such event, unless such termination is (a) because of your death or Retirement, (b) by the Company for Cause or Disability or (c) by you other than for Good Reason (as all such capitalized terms are hereinafter defined).

            (i)	Disability.  Termination by the Company of your employment
based on "Disability" shall mean your absence from your duties with the Company on a full time basis for one hundred eighty (180) consecutive days as a result of your incapacity due to physical or mental illness, unless within thirty (30) days after Notice of Termination (as hereinafter defined) is given to you following such absence you shall have returned to the full time performance of your duties.


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            (ii) Retirement.  Termination by you or by the Company of your employment based on "Retirement" shall mean termination on or after your attainment of age sixty-five (65).

            (iii) Cause. Termination by the Company or the Bank of your employment for "Cause" shall mean termination upon (a) the willful and continued failure by you to perform substantially your duties with the Company or the Bank (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the Chairman of the Board or President of the Company or the Chief Executive Officer of the Bank, as appropriate, which specifically identifies the manner in which such executive believes that you have not substantially performed your duties, or (b) the willful engaging by you in illegal conduct which is materially and demonstrably injurious to the Company or the Bank. For purposes of this paragraph (iii), no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in, or not opposed to, the best interests of the Company or the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or the Bank shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company and the Bank. It is also expressly understood that your attention to matters not directly related to the business of the Company or the Bank shall not provide a basis for termination for Cause so long as the Board has approved your engagement in such activities. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of the conduct set forth above in (a) or (b) of this paragraph (iii) and specifying the particulars thereof in detail.

            (iv) Good Reason. Termination by you of your employment for "Good Reason" shall mean termination based on:

      (A) a determination by you, in your reasonable judgment, that there has been an adverse change in your status or position(s) as an executive officer of the Company or the Bank as in effect immediately prior to the change in control, including, without limitation, any adverse change in your status or position as a result of a diminution in your duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Company is no longer publicly owned) or the assignment to you of any duties or responsibilities which are inconsistent with such status or

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position(s), or any removal of you from or any failure to reappoint or reelect you to such position(s) (except in connection with the termination of your employment for Cause, Disability or Retirement or as a result of your death or by you other than for Good Reason);

      (B) a reduction by the Company or the Bank in your base salary as in effect immediately prior to the change in control;

      (C) the failure by the Company or the Bank to continue in effect any Plan (as hereinafter defined) in which you are participating at the time of the change in control of the Company (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the change in control, or the taking of any action, or the failure to act, by the Company or the Bank which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the change in control or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the change in control;

      (D) the failure by the Company or the Bank to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with its normal vacation policy as in effect immediately prior to the change in control;

      (E) the requirement by the Company or the Bank that you be based at an office that is greater than 35 miles from where your office is located immediately prior to the change in control except for required travel on the business of the Company or the Bank to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company or the Bank prior to the change in control;

      (F) the failure by the Company to obtain from any Successor
(as hereinafter defined) the assent to this Agreement contemplated by Section 6 hereof;

      (G) any purported termination by the Company or the Bank of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of paragraph (v) below
(and, if applicable, paragraph (iii) above); and for purposes of this Agreement, no such purported termination shall be effective; or

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      (H) any refusal by the Company or the Bank to continue to
allow you to attend to matters or engage in activities not directly related to the business of the Company or the Bank which, prior to the change in control, you were permitted by the Board to attend to or engage in.For purposes of this Agreement, "Plan" shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Company or the Bank intended to benefit employees.

            (v)	Notice of Termination.  Any purported termination by
the Company or the Bank or by you following a change in control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

            (vi) Date of Termination. "Date of Termination" following a change in control shall mean (a) if your employment is to be terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such thirty (30) day period),
(b) if your employment is to be terminated by the Company or the Bank for Cause or by you pursuant to Sections 4(iv)(F) and 6 hereof or for any other Good Reason, the date specified in the Notice of Termination, or (c) if your employment is to be terminated by the Company or the Bank for any reason other than Cause, the date specified in the Notice of Termination, which in no event shall be a date earlier than ninety
(90) days after the date on which a Notice of Termination is given, unless an earlier date has been expressly agreed to by you in writing either in advance of, or after, receiving such Notice of Termination.
In the case of termination by the Company or the Bank of your employment for Cause, if you have not previously expressly agreed in writing to the termination, then within thirty (30) days after receipt by you of the Notice of Termination with respect thereto, you may notify the Company that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 13 hereof. During the pendency of any such dispute, the Company or the Bank will continue to pay you your full compensation in effect just prior to the time the Notice of Termination is given and until the dispute is resolved in accordance with Section 13.


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            5.	Compensation Upon Termination or During Disability;
Other Agreements.

            (i)	During any period following a change in control of the
Company that you fail to perform your duties as a result of incapacity due to physical or mental illness, you shall continue to receive your salary at the rate then in effect and any benefits or awards under any Plans shall continue to accrue during such period, to the extent not inconsistent with such Plans, until your employment is terminated pursuant to and in accordance with Sections 4(i) and 4(vi) hereof. Thereafter, your benefits shall be determined in accordance with the Plans then in effect.

            (ii) If your employment shall be terminated for Cause following a change in control of the Company, the Company or the Bank shall pay you your salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned and are otherwise payable, but which have not yet been paid to you. Thereupon the Company and the Bank shall have no further obligations to you under this Agreement.

            (iii) If, within twenty-four (24) months after a change in control of the Company shall have occurred, your employment by the Company or the Bank shall be terminated (a) by the Company or the Bank other than for Cause, Disability or Retirement or (b) by you for Good Reason, then the Company shall pay or cause the Bank to pay to you, no later than the fifth business day following the Date of Termination, without regard to any contrary provisions of any Plan, the following:

      (A) (x) your salary through the Date of Termination at the rate in effect just prior to the time a Notice of Termination is given,
(y) any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned and otherwise payable, but which have not yet been paid to you and (z) a pro rata portion of your annual bonus for the fiscal year in which the Date of Termination occurs in an amount equal to the result of multiplying (1) the greater of
(I)(aa) the bonus payable to you for the prior fiscal year pursuant to the terms of the Company's 2004 Management Incentive Compensation Plan
(the "MICP")(or any successor plan) multiplied by (bb) one plus the average percentage increase (if any) of (i) the bonus payable under the MICP
(or any successor plan) for the fiscal year in which your Date of Termination occurs, determined based on performance through your Date of Termination, to each of the officers of the Company who is both
(w) a named executive officer (within the meaning of Item 402 of Regulation S-K under the Exchange Act) of the Company for the last complete fiscal year which ended prior to the date of the change in control of the Company

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and (v) is a Covered Employee as such term is defined in the 2004 MICP
(or a successor plan) for the fiscal year in which the change in control of the Company occurs over (ii) the bonus payable to each of such named executive officers for the fiscal year immediately prior to your Date of Termination and (II) the bonus payable to you under the MICP (or any successor plan) for the fiscal year ended prior to your Date of Termination, and (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five
(365); and (B) as severance pay a lump sum in cash equal to the sum of the following amounts:

      (1) two times the sum of (x) your annual rate of salary in effect just prior to the time a Notice of Termination is given or, if higher, the annual salary in effect immediately prior to the change in control of the Company and (y) the highest annual bonus earned by you from the Company and its affiliates during the last three (3) completed fiscal years of the Company immediately preceding your Date of Termination, annualized in the event you were not employed by the Company or its affiliates for the whole of any such fiscal year (the "Bonus Amount");
and
      (2) the lump sum actuarial equivalent (utilizing actuarial assumptions no less favorable to you than those in effect under the Company's Retirement Plan immediately prior to the change in control) of the excess of the (A) benefits under the Company's Retirement Plan and Excess Benefit Plan (collectively, the "Defined Benefit Plans") which you would receive if your employment continued for two years after the Date of Termination (and that your age was increased by two years from your age at the Date of Termination), assuming for this purpose that (x) your accrued benefits under the Defined Benefit Plans were fully vested, (y) in each of the two years you received salary at the annual rate in effect immediately prior to the change in control and
(z) there were no reduction or offset under the Defined Benefit Plans for the actuarial value of your account under the Employee Stock Ownership Plan of The Bank of New York Company, Inc. (the "ESOP"), over
(B) the vested accrued benefits payable under the Defined Benefit Plans as of the Date of Termination if there were no reduction or offset thereunder for the actuarial value of your ESOP account.

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            (iv) If, within twenty-four (24) months after a change in
control of the Company, as defined in Section 3 above, shall have occurred, your employment by the Company or the Bank shall be terminated (a) by the Company or the Bank other than for Cause, Disability or Retirement or
(b) by you for Good Reason, then the Company shall maintain or cause the Bank to maintain in full force and effect, for the continued benefit of you and your dependents for a period terminating on the earliest of (a) two years after the Date of Termination, (b) the the commencement date of equivalent benefits from a new employer or (c) your attainment of age sixty-five (65), all insured and self-insured employee welfare benefit Plans in which you were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such Plans (and any applicable funding media) and you continue to pay an amount equal to your regular contribution under such plans for such participation. If, at the end of two years after the Termination Date, you have not reached your sixty-fifth birthday and you have not previously received or are not then receiving equivalent benefits from a new employer, the Company shall or cause the Bank to arrange, at its sole cost and expense, to enable you to convert your and your dependents' coverage under such Plans to individual policies or programs upon the same terms as employees of the Company and the Bank may apply for such conversions. In the event that your participation in any such Plan is barred, the Company shall or cause the Bank, at its sole cost and expense, to arrange to have issued for the benefit of you and your dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to those which you otherwise would have been entitled to receive under such Plans pursuant to this paragraph (iv) or, if such insurance is not available at a reasonable cost to the Company or the Bank, the Company shall or cause the Bank to otherwise provide you and your dependents with equivalent benefits (on an after-tax basis). You shall not be required to pay any premiums or other charges in an amount greater than that which you would have paid in order to participate in such Plans.

            (v)	In the event it shall be determined that any payment,
award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a change in control (or any of its affiliated entities) to or for your benefit, whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5 (the "Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay you an additional payment (a "Gross-Up Payment") in an amount such that after payment by you of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the

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Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross up Payment in your adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross up Payment is to be made. For purposes of determining the amount of the Gross-up Payment, you shall be deemed to
(i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made,
(ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-up Payment in the Executive's adjusted gross income. The Gross-up Payment under this paragraph
(v) with respect to any Payment shall be made no later than thirty (30) days following such Payment.

     Notwithstanding the foregoing, if it shall be determined that you are entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as "parachute payments" under Section 280G of the Code, then the amounts payable to you under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to you without giving rise to the Excise Tax (the "Safe Harbor Cap"), and no Gross-Up Payment shall be made to you. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 5(iii)(B) (1), unless an alternative method of reduction is elected by you.
For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced.
If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.

            As a result of the uncertainty in the application of Section
4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that you are thereafter required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for your benefit. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse you for your Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that

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has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by you (to the extent you have received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. You shall cooperate, to the extent your expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

            (vi) All determinations required to be made under paragraph (v) of this Section, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment or the reduction of the Payments to the Safe Harbor Cap, as well as the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the change in control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and you within fifteen (15) business days of the receipt of notice from the Company or you that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the change in control, you may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. If the Accounting Firm determines that no Excise Tax is payable by you, it shall furnish you with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on your applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish you with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and you.

            (vii) Except as specifically provided in paragraph (iv) above, the amount of any payment provided for in this Section 5 shall not be reduced, offset or subject to recovery by the Company or the Bank by reason of any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

            6.	Successors; Binding Agreement.

            (i)	The Company will seek, by written request at least five
business days prior to the time a Person becomes a Successor (as hereinafter

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defined), to have such Person by agreement in form and substance satisfactory to you, assent to the fulfillment of the Company's obligations under this Agreement. Failure of such Person to furnish such assent by the later of (A) three business days prior to the time such Person becomes a Successor or (B) two business days after such Person receives a written request to so assent shall constitute Good Reason for termination by you of your employment if a change in control of the Company occurs or has occurred. For purposes of this Agreement, "Successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's Voting Securities or otherwise.

            (ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

            (iii) For purposes of this Agreement, the "Company" shall include any corporation or other entity which is the surviving or continuing entity in respect of any merger, consolidation or form of business combination in which the Company ceases to exist.

            7.	Fees, Expenses and Interest; Mitigation.

            (i)	The Company shall, or cause the Bank to, reimburse you,
on a current basis, for all reasonable legal fees and related expenses incurred by you in connection with the Agreement following a change in control of the Company, including, without limitation, (a) all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment or incurred by you in seeking advice with respect to the matters set forth in Section 8 hereof or (b) your seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not your claim is upheld by a court of competent jurisdiction; provided, however, you shall be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by you was frivolous or advanced by you in bad faith. In addition to the fees and expenses provided herein, you shall also be paid interest on any disputed amount ultimately paid to you at the prime rate announced by the Bank from time to time from the date payment should have been made until paid in full.

            (ii) You shall not be required to mitigate the amount of any payment the Company or the Bank becomes obligated to make to you in connection with this Agreement, by seeking other employment or otherwise.

            8.	Taxes.  All payments to be made to you under this
Agreement will be subject to required withholding of federal, state and local income and employment taxes.

            9.	Survival.  The respective obligations of, and benefits
afforded to, the Company and you as provided in Sections 5, 6(ii), 7, 8, 13 and 14 of this Agreement shall survive termination of this Agreement.

            10.	Notice.  For the purposes of this Agreement, notices and
all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid and addressed, in the case of the Company, to the address set forth on the first page of this Agreement or, in the case of the undersigned employee, to the address set forth below his signature, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board or President of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

            11.	Miscellaneous.  No provision of this Agreement may be
modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by you and the Chairman of the Board or President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applied without regard to conflict of laws principles.

            12.	Validity.  The invalidity or unenforceability of any
provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            13.	Arbitration.  Any dispute or controversy arising under
or in connection with this Agreement shall be settled exclusively by arbitration in New York City by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 13.

            14.	Employee's Commitment.  You agree that subsequent
to your period of employment with the Company and the Bank, you will not at any time communicate or disclose to any unauthorized person, without the written consent of the Company, any proprietary processes of the Company or any subsidiary or other confidential information concerning their business, affairs, products, suppliers or customers which, if disclosed, would have a material adverse effect upon the business or operations of the Company and its subsidiaries, taken as a whole; it being understood, however, that the obligations of this Section 14 shall not apply to the extent that the aforesaid matters (a) are disclosed in circumstances where you are legally required to do so or (b) become generally known to and available for use by the public otherwise than by your wrongful act or omission.

            15.	Related Agreements.  To the extent that any provision
of any other agreement between the Company, the Bank or any of the Company's other subsidiaries and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

            16.	Counterparts.  This Agreement may be executed in several
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.]

            If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.


                                            Sincerely,

                                            THE BANK OF NEW YORK
                                              COMPANY, INC.

                                            By: /s/ Thomas A. Renyi
                                               ---------------------
                                               Name: Thomas A. Renyi
                                               Title: Chief Executive Officer


Agreed to this 1 st day
of July, 2005.


/s/ John M. Liftin
------------------
John M. Liftin